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                                                                     Exhibit 3.4

                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION

                                      OF

                             UNWIRED PLANET, INC.


     The undersigned, Alain Rossmann, hereby certifies that:

     1. He is the duly elected and acting Chief Executive Officer of Unwired Planet, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 16, 1994, under the name of Libris, Inc.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends
Article I of this corporation's Certificate of Incorporation to read in its entirety as follows:


                                      "I

                The name of the corporation is Phone.com, Inc."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed at Menlo Park, California, April 19, 1999.



                                    /s/ ALAIN ROSSMANN
                                    -------------------------------------
                                    Alain Rossmann, Chief Executive Officer